EXHIBIT 5.1

March 2, 2005

I.Q. Biometrix, Inc. 39111 Paseo Parkway, Suite 304
Fremont, CA 94538

      RE:  Registration Statement On Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8, filed by I.Q. Biometrix, Inc., a Delaware Corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, of up to 250,000 shares of the Company's Common Stock (the "Shares").

The Shares may be issued pursuant to the terms, provisions and conditions of the IQ Biometrix, Inc. 2005 Consultant Compensation Plan (the "Plan"). As legal counsel to the Company, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable under the laws of the State of Delaware, including statutory provisions, all applicable provisions under the Delaware state constitution, and reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.


                                         Very truly yours,


                                         /s/ Mark Crone
                                         --------------------
                                         Crone Law Group, LLP